Exhibit 10.1

First Amendment to the Synovus Financial Corp.
Directors’ Deferred Compensation Plan

The Synovus Financial Corp. Directors’ Deferred Compensation Plan is hereby amended, pursuant to Section 8 thereof, effective November 1, 2021 as follows, to provide Directors the opportunity to defer the payment, in shares of Synovus Financial Corp. common stock, of their RSU Awards:

1.Section 2 is amended by the addition of the following subsections:

1.21 “RSU” means a restricted stock unit granted pursuant to and subject to the provisions of the Synovus Financial Corp. 2021 Omnibus Plan.

1.22 “RSU Award” means an award of RSUs made to a Director, under the annual equity award program for Directors, which are deferred by a Participant pursuant to the terms of this Plan.

1.23 “Deferred RSU Account” means the portion of a Participant’s Deferred Compensation Account attributable to RSU Awards deferred by a Participant under this Plan.

1.24 “SFC Stock” means Synovus Financial Corp. common stock, $1.00 par value per share.

2.Section 1.1 is amended by the addition of “and, shall also include, as applicable, a Deferred RSU Account as defined herein.” at the end of such Section 1.1.

3.Section 1.7 is amended by adding “and/or RSU Award” after “directors’ fees and retainers.”

4.Section 1.14 is amended by adding “(excluding Deferred RSU Awards)” after “Deferral Contributions.”

5.Section 2.1 is amended by adding a new sentence after the existing first sentence of Section 2.1 to read as follows: “In addition, subject to compliance with Section 409A, a Participant may defer receipt of 0% or 100% of the RSU Award, otherwise payable or awarded to the Participant for services to be performed after the date of a Participant’s execution of a Deferral Election. This election should be made by the Election Deadline for deferring other Compensation under the Plan, which shall be prior to the beginning of the calendar year in which an RSU Award is granted.”

6.Section 2.3 is amended by adding “, if applicable” after “Deferral Election, and.”

7.Section 3.1 is amended by adding “A Participant’s Account shall also include a Deferred RSU Account if the Participant has elected to defer an RSU Award.”

8.Section 3.2 is amended by adding “with respect to retainer fees” to the end of the first sentence of such Section 3.2

9.The following new Section 3.4 is added:

3.4 Deferred RSU Account. Notwithstanding any provisions of Section 3 and Section 4 to the contrary, the Deferred RSU Account of a Participant shall be credited with any RSU Awards deferred under the Plan in the number of shares of SFC Stock deemed equal to the number of RSUs underlying the Participant’s deferred RSU Awards. Deemed shares of SFC Stock credited to a Participant’s Deferred RSU Account shall be deemed to earn cash dividends, which are deemed used to purchase additional deemed shares of SFC Stock (which deemed shares of SFC Stock shall be credited to the Participant’s Deferred RSU Account) on the date cash dividends on actual shares of SFC Stock would otherwise have been paid to the Non-Employee Director in cash. The number of additional shares of SFC Stock deemed to be purchased shall be equal to the number of deemed shares of SFC Stock allocated to each Participant’s Deferred RSU Account on the date a cash dividend is paid on shares of SFC Stock, multiplied by the amount of the actual cash dividend per share of SFC Stock and divided by the closing price of a share of SFC Stock on the date such cash dividend is paid. An appropriate adjustment in the credits to be made to each Participant’s Deferred RSU Account or the shares of SFC Stock deemed purchased for such Deferred RSU Account shall be made whenever dividends are paid other than in cash or there is a stock split or other adjustment or distribution made by Synovus Financial Corp. with respect to shares of SFC Stock. The value of a Participant’s Deferred RSU Account shall be determined as of the first day in each calendar quarter based on the number of the shares of SFC Stock deemed purchased with such credits times the closing price of a share of SFC Stock for the last business day of the immediately preceding calendar quarter.

10.The following new Section 5.2(d) is added:

(d) Deferred RSU Awards. Notwithstanding any provisions of the Plan to the contrary, and provided the Participant satisfies the terms and conditions of the applicable RSU Award, payment of the Participant’s Deferred RSU Account shall commence on January 31 of the calendar year immediately following the calendar year of the Participant’s Separation from Service provided January 31 falls on a business day or, if January 31 does not fall on a business day, the immediately preceding business day (“Deferred RSU Payment Commencement Date”) in one of the following forms of payment that the Participant elected in his or her Deferral Election Form:
(i) Lump sum, on the Deferred RSU Payment Commencement Date, in the form of whole shares of SFC Stock (with any fractional shares to be paid in cash).

(ii) Five annual installments in the form of whole shares of SFC Stock (with any fractional shares to be paid in cash), with the first installment paid on the Deferred RSU Payment Commencement Date. The amount payable each calendar year shall be determined by multiplying the Participant’s Deferred RSU Account by a fraction, the numerator of which shall be one and the denominator of which shall be the number of installments remaining after such installment has been paid plus one. The second annual installment through the fifth annual installment shall be paid on the anniversary of the first annual installment.

(iii) Ten annual installments in the form of whole shares of SFC Stock (with any fractional shares to be paid in cash), with the first installment paid on the Deferred RSU Payment Commencement Date. The amount payable each calendar year shall be determined by multiplying the Participant’s Deferred RSU Account by a fraction, the numerator of which shall be one and the denominator of which shall be the number of installments remaining after such installment has been paid plus one. The second annual installment through the tenth annual installment shall be paid on the anniversary of the first annual installment.

11.The following new subsection 5.4 (d) is added to the end of Section 5.4:

“(d) Deferred RSU Awards. For the avoidance of doubt, this Section 5.4 shall apply to any RSU Awards deferred by a Participant pursuant to the terms of this Plan; provided, however, that notwithstanding any provisions of the Plan to the contrary, the Deferred RSU Account shall be distributed to the Beneficiary in whole shares of SFC Common stock (with any fractional shares to be paid in cash) in a single lump sum distribution as of the January 1 immediately following the date of the Participant’s death.”

12.All other provisions of the Plan shall remain in full force and effect.

Synovus Financial Corp.

By: /s/ Steve Evans
Title: Deputy General Counsel
Date: October 20, 2021